Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Copper Mountain Networks, Inc. for the registration of 1,562,500 shares of its common stock to be filed on or about May 13, 2004 and to the incorporation by reference therein of our report dated February 1, 2002 with respect to the financial statements for the year ended December 31, 2001 of Copper Mountain Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission

ERNST & YOUNG LLP

San Diego, California

May 10, 2004